Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Onconova Therapeutics, Inc. on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 to be filed on or about July 24, 2013 of our report dated May 2, 2013, except for the third paragraph of Note 18, as to which the date is July 17, 2013, on our audit of the financial statements of Onconova Therapeutics, Inc. as of December 31, 2011 and for the year ended December 31, 2011 included in Amendment 2 to the Registration Statement (Form S-1 No 333-189358). We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

Iselin, NJ

July 24, 2013